Exhibit 16.1

July 26, 2023

U.S. Securities & Exchange Commission

100 F Street, NE

Washington, DC 20549

U.S.A.

Ladies and Gentlemen:

We have read the statements concerning our firm contained in Form 8-K of ZW Data Action Technologies Inc. dated and filed with the Securities and Exchange Commission on July 26, 2023 and are in agreement with the statements concerning our firm contained in the first, second, third and fifth paragraphs. We have no basis to agree or disagree with other statements contained therein.

Very truly yours

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.

Hong Kong, China